Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-19103, 333-19099, 333-161253 and 333-177176 of Cabot Corporation on Form S-8 of our report dated June 26, 2015 relating to the statements of net assets available for plan benefits of the Cabot 401(k) Plan as of December 31, 2014 and 2013 and the related statement of changes in net assets available for plan benefits for the year ended December 31, 2014, included in this annual report on Form 11-K.

/s/ Caron & Bletzer, PLLC

Boston, Massachusetts

June 26, 2015